Exhibit 99.1

WESTAR ENERGY ANNOUNCES 2016 RESULTS
TOPEKA, Kan., Feb. 22, 2017 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $347 million, or $2.43 per share, for 2016 compared with earnings of $292 million, or $2.11 per share, for 2015. Fourth quarter 2016 earnings were $54 million, or $0.38 per share, compared with earnings of $39 million, or $0.28 per share, for the fourth quarter 2015.

“As we work to combine with KCP&L, we’ve managed expenses by keeping numerous positions vacant as people have retired while still delivering safe, reliable energy for our customers. We’ve also slowed other projects as we evaluate those plans in a combined electric company,” said Mark Ruelle, president and chief executive officer. “The merger is integral to maintaining these savings.”

Net income for 2016, compared with the prior year, was driven by recent price adjustments, an increase in corporate-owned life insurance income, and decreased costs from power plant retirements in late 2015. The higher revenue was partially offset by higher depreciation due to air quality control additions at La Cygne, higher costs at coal-fired plants from scheduled outages, and merger-related expenses.

Net income for the fourth quarter 2016, compared with 2015, increased primarily from favorable weather over prior year, recent price adjustments, and an increase in corporate-owned life insurance income. The higher revenue was partially offset by higher expenses due to improving long-term grid reliability.
Dividend Declaration

The Board of Directors today declared a quarterly dividend of 40 cents per share payable April 3, 2017, on the company's common stock payable to shareholders of record as of March 9, 2017. The new dividend reflects a 5 percent increase over the company's previous quarterly dividend of 38 cents per share, and results in an indicated annual dividend of $1.60 per share.
Additional Information

Due to the pending transaction with Great Plains Energy, Westar Energy will no longer host a quarterly webcast and conference call. Investors may continue to contact our Investor Relations Department at (785) 575-8227.

WESTAR ENERGY NEWS RELEASE    Page 1 of 3

Westar Energy announces 2016 results

This earnings announcement, a package of detailed fourth quarter and year-end 2016 financial information, the company's annual report on Form 10-K for the period ended Dec. 31, 2016 and other filings the company made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is Kansas' largest electric utility. For more than a century, we have provided Kansans the safe, reliable electricity needed to power their businesses and homes. Every day our team of professionals takes on projects to generate and deliver electricity, protect the environment and provide excellent service to our nearly 700,000 customers. Westar has 7,800 MW of electric generation capacity fueled by coal, uranium, natural gas, wind and landfill gas. We are also a leader in electric transmission in Kansas. Our innovative customer service programs include mobile-enabled customer care, smart meter deployment and paving the way for electric vehicle adoption. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com. Westar Energy is on Facebook: www.Facebook.com/westarenergy and Twitter: www.Twitter.com/WestarEnergy.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2016 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 14 and 16; and (2) other factors discussed in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Media Contact:
Gina Penzig
Media Relations Manager
Phone: 785-575-8089
Gina.Penzig@westarenergy.com
Media line: 888-613-0003

Investor Contact:
Cody VandeVelde
Director, Investor Relations
Phone: 785-575-8227
Cody.VandeVelde@westarenergy.com

WESTAR ENERGY NEWS RELEASE    Page 2 of 3

Westar Energy announces 2016 results

Westar Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2016	2015	Change	% Change	2016	2015	Change	% Change
	(In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$174,598	$157,843	$16,755	10.6	$838,998	$768,618	$70,380	9.2
Commercial	168,819	161,640	7,179	4.4	741,066	712,400	28,666	4.0
Industrial	98,575	95,751	2,824	2.9	413,298	400,687	12,611	3.1
Other retail	7,989	(11,654)	19,643	168.6	(15,013)	(17,155)	2,142	12.5
Total Retail Revenues	449,981	403,580	46,401	11.5	1,978,349	1,864,550	113,799	6.1
Wholesale	84,351	68,869	15,482	22.5	304,871	318,371	(13,500)	(4.2)
Transmission	64,717	60,765	3,952	6.5	253,713	241,835	11,878	4.9
Other	7,486	12,751	(5,265)	(41.3)	25,154	34,408	(9,254)	(26.9)
Total Revenues	606,535	545,965	60,570	11.1	2,562,087	2,459,164	102,923	4.2
OPERATING EXPENSES:
Fuel and purchased power	135,135	101,561	33,574	33.1	509,496	561,065	(51,569)	(9.2)
SPP network transmission costs	58,838	57,392	1,446	2.5	232,763	229,043	3,720	1.6
Operating and maintenance	96,178	82,026	14,152	17.3	346,313	330,289	16,024	4.9
Depreciation and amortization	85,681	82,062	3,619	4.4	338,519	310,591	27,928	9.0
Selling, general and administrative	68,689	70,711	(2,022)	(2.9)	261,451	250,278	11,173	4.5
Taxes other than income tax	46,133	43,854	2,279	5.2	191,662	156,901	34,761	22.2
Total Operating Expenses	490,654	437,606	53,048	12.1	1,880,204	1,838,167	42,037	2.3
INCOME FROM OPERATIONS	115,881	108,359	7,522	6.9	681,883	620,997	60,886	9.8
OTHER INCOME (EXPENSE):
Investment earnings	2,097	3,372	(1,275)	(37.8)	9,013	7,799	1,214	15.6
Other income	8,369	866	7,503	866.4	34,582	19,438	15,144	77.9
Other expense	(3,672)	(3,899)	227	5.8	(18,012)	(17,636)	(376)	(2.1)
Total Other Income (Expense)	6,794	339	6,455	nm	25,583	9,601	15,982	166.5
Interest expense	40,715	42,682	(1,967)	(4.6)	161,726	176,802	(15,076)	(8.5)
INCOME BEFORE INCOME TAXES	81,960	66,016	15,944	24.2	545,740	453,796	91,944	20.3
Income tax expense	24,165	24,190	(25)	(0.1)	184,540	152,000	32,540	21.4
NET INCOME	57,795	41,826	15,969	38.2	361,200	301,796	59,404	19.7
Less: Net income attributable to noncontrolling interests	3,863	2,591	1,272	49.1	14,623	9,867	4,756	48.2
NET INCOME ATTRIBUTABLE TO WESTAR ENERGY, INC.	53,932	39,235	14,697	37.5	346,577	291,929	54,648	18.7
Earnings per common share, basic	$0.38	$0.28	$0.10	35.7	$2.43	$2.11	$0.32	15.2
Average equivalent common shares outstanding	142,152	141,713	439	0.3	142,068	137,958	4,110	3.0
DIVIDENDS DECLARED PER COMMON SHARE	$0.38	$0.36	$0.02	5.6	$1.52	$1.44	$0.08	5.6
Effective income tax rate	29.5%	36.6%			33.8%	33.5%
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